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                                                                   EXHIBIT 10.94

                 [American Artists Film corporation Letterhead]


                                  July 29, 1998

VIA FEDERAL EXPRESS
Ms. Jeanette Ebaugh
P.O. Box 79531
Atlanta, GA 30357

         RE:      "MIRACLES"

Dear Jeanette:

         This agreement ("Agreement"), is made and entered into this 29th day of July 1998 by and between American Artists Film Corporation ("AAFC"), a Missouri corporation and Jeanette Ebaugh ("Ebaugh"), an individual residing in the State of Georgia.

                                    RECITALS

1.       Ebaugh is the originator and developer of the project Miracles
("Project");

2. AAFC is a development and production company in the business of developing and producing feature length film and television productions for worldwide distribution;

3. AAFC and Ebaugh wish to enter into an agreement whereby AAFC and Ebaugh would co-produce the Project.

                                     AGREED

In consideration of the mutual promises contained herein and the mutual benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AAFC and Ebaugh hereby agree as follows:

1. In the event the Project is sold and/or funded, Ebaugh's screen credits shall include Executive Producer and Created By credits;

2. The fee for services performed by Ebaugh shall be negotiated at the time of the sale and/or funding of the Project and shall be contingent on the production budget. Any and all "story monies," as that term is used in the film industry, payable by the buyer and/or funding source shall be paid to Ebaugh;

3. Ebaugh shall receive a "backend" profit participation ("Participation") in the Project contingent on the availability, if any, of such Participation and shall be negotiated in good faith with AAFC at the time of sale and/or funding of the Project.


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4.       Ebaugh represents and warrants that she legally has the right to enter into this Agreement and to perform fully all of its obligations hereunder and further represents and warrants that there are no claims or liens against the Project that would render this Agreement invalid and that Ebaugh has not violated any rights of privacy or publicity, or defamed or infringed any copyright, trademark or other literary dramatic or musical right of any person, firm, or corporation;

5. AAFC represents and warrants that it legally has the right to enter into this Agreement and to perform fully all of its obligations hereunder.

6. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Georgia.

7. This Agreement constitutes the full and complete understanding between the parties, supersedes all prior oral or written agreements between them and shall not be modified except by written instrument signed by each of the parties. The parties contemplate that a more formal agreement incorporating the foregoing provisions, as well as provisions customary in agreements of this nature, shall be negotiated by the parties in the near future. However, unless a more formal agreement is signed, this Agreement shall constitute the Agreement between the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                        AMERICAN ARTISTS FILM CORPORATION



                                        By:  /s/  J. Eric Van Atta
                                           -------------------------------------
                                             J. Eric Van Atta
                                        Its: Vice President


         JEANETTE  EBAUGH


/s/  Jeanette Ebaugh
-----------------------------------




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